Exhibit 99.2

NEWS RELEASE

Media Contact:

Al Butkus –	(816) 467-3616
Media Relations –	(816) 467-3000

Investor Contact:

Neala Hackett –	(816) 467-3562

AQUILA TO RETIRE $344 MILLION OF DEBT

KANSAS CITY, MO, May 11, 2007 – Aquila, Inc. (NYSE:ILA) today announced its election to redeem $344 million in aggregate principal amount of its debt securities outstanding. The securities to be redeemed in full by the company, and certain terms applicable to the redemptions, are described in the table below.

Securities	CUSIP No.	Principal Amount Outstanding	Redemption Price*	Redemption Date
Aquila 7.875% Quarterly Interest Bonds due March 1, 2032	03840P300	$287,500,000	Par ($25)	June 15, 2007
Aquila 8.00% Senior Notes due March 1, 2023	918005AG4	$51,500,000	102.251%	June 15, 2007
Aquila 9.00% Senior Notes due November 15, 2021	918005AE9	$5,000,000	102.013%	June 15, 2007

*	For each series of securities to be redeemed, the redemption price will include any accrued and unpaid interest to the redemption date.

The company’s 7.875% Quarterly Interest Bonds due March 1, 2032 (QUIBs) are listed on the New York Stock Exchange under the symbol “ILD”. In connection with this redemption, the QUIBs will be de-listed from the New York Stock Exchange. The company expects the trading of the QUIBs to be suspended as a result of this announcement, in accordance with New York Stock Exchange listing rules applicable to the full redemption of listed securities.

Union Bank of California, N.A. is the trustee under the indentures pursuant to which each series of debt securities were issued. Union Bank of California, N.A., which will serve as redemption and paying agent, will provide the necessary notices of redemption to the holders of the securities to be redeemed. Holders of the securities described above may direct questions to Union Bank of California, N.A., 120 South San Pedro Street, 4th Floor, Los Angeles, CA 90012, attention Lorraine McIntire at (213) 972-5675, or their New York City office at 551 Madison Avenue, 11th Floor, New York, NY 10022, attention Valerie Crain.

Aquila provides power to approximately 300,000 customers in Missouri. The company serves approximately 600,000 electric and natural gas customers in Colorado, Iowa, Kansas and Nebraska. Additional information is available at www.aquila.com.

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